Exhibit 10.2

EXHIBIT B

Form of Restricted Stock Award Agreement for Employment Agreement Exhibit

This agreement provides for vesting in three installments over three years; vesting and related provisions will vary based on the terms of the award.

GNC HOLDINGS, INC.

RESTRICTED STOCK AGREEMENT

This AGREEMENT (the “Agreement”), dated as of             ,             (the “Grant Date”), between GNC Holdings, Inc., a Delaware corporation (the “Company”), and Ken Martindale (the “Executive”).

1. Grant of Restricted Stock. The Company hereby awards to the Executive             shares of validly issued Common Stock (the “Shares”) as of the Grant Date. The Shares have not been granted under the GNC Holdings, Inc. 2015 Stock and Incentive Plan (the “Plan”); however, this Agreement references certain provisions in the Plan, and unless otherwise defined in this Agreement, capitalized terms shall have the meanings ascribed to them in the Plan. Pursuant to Section 2 hereof, the Shares are subject to certain restrictions, which restrictions shall lapse at the times provided under Section 3(d) hereof. While such restrictions are in effect, the Shares subject to such restrictions shall be referred to herein as “Restricted Stock.” The Shares will be proportionally adjusted to reflect any change in the capital structure or business of the Company occurring after the Grant Date in the same manner as adjustments are made as set forth in Section 4.2 of the Plan.

2. Restrictions on Transfer. The Executive shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of the Restricted Stock, except as set forth in this Agreement. Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of the Restricted Stock in violation of this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

3. Restricted Stock.

(a) Retention of Certificates. Promptly after the Grant Date, the Company shall issue stock certificates representing the Restricted Stock unless it elects to recognize such ownership through uncertificated book entry or another similar method pursuant to Section 7 hereof. The stock certificates shall be registered in the Executive’s name and shall bear any legend required under Section 4 hereof. Such stock certificates shall be held in custody by the Company (or its designated agent) until the restrictions thereon shall have lapsed. Upon the Company’s request, the Executive shall deliver to the Company a duly signed stock power, endorsed in blank, relating to the Restricted Stock.

(b) Rights with Regard to Restricted Stock. The Executive will have the right to vote the Restricted Stock, to receive and retain any dividends payable to holders of record of Common Stock on and after the Grant Date (although such dividends shall be treated, to the extent required by applicable law, as additional compensation for tax purposes if paid on Restricted Stock), and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to the Restricted Stock set forth in the Plan, with the exceptions that: (i) the Executive will not be entitled to delivery of the stock certificate or certificates representing the Restricted Stock until the restriction period with respect to such Shares (the “Restriction Period”) shall have expired; (ii) the Company (or its designated agent) will retain custody of the stock certificate or certificates representing the Restricted Stock and the other RS Property (as defined below) during the Restriction Period; (iii) no RS Property shall bear interest or be segregated in separate accounts during the Restriction Period; (iv) any RS Property will be subject to the restrictions provided in Sections 3(c), 3(d) and 3(e) hereof; and (v) the Executive may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Stock during the Restriction Period.

(c) Treatment of Dividends and Other RS Property. In the event the Executive receives a dividend on the Restricted Stock or the Shares of Restricted Stock are split or the Executive receives any other shares, securities, moneys or property representing a dividend on the Restricted Stock or representing a distribution or return of capital upon or in respect of the Restricted Stock or any part thereof, or resulting from a split-up, reclassification or other like changes of the Restricted Stock, or otherwise received in exchange therefor, and any warrants, rights or options issued to the Executive in respect of the Restricted Stock (collectively “RS Property”), the Executive will also immediately deposit with and deliver to the Company any of such RS Property, including any certificates representing shares duly endorsed in blank or accompanied by stock powers duly executed in blank, and such RS Property shall be subject to the same restrictions, including those of Sections 3(d) and 3(e) hereof, as the Restricted Stock with regard to which they are issued and shall herein be encompassed within the term “Restricted Stock.” Unless otherwise determined by the Committee, any RS Property issued in the form of cash will not be reinvested in Shares and will be held uninvested and without interest until delivered to the Executive within 30 days after the end of the Restriction Period as determined by the Committee, if the related Restricted Stock becomes vested.

(d) Vesting.

(i) The Restricted Stock granted pursuant to Section 1 hereof shall vest and cease to be Restricted Stock, and the Restriction Period shall end in accordance with the following schedule, provided that the Executive has not incurred a termination of employment with the Company (and its Affiliates) prior to the applicable vesting date:

Vesting Date	Percent Vested
First Anniversary of Grant Date	33 1⁄3%
Second Anniversary of Grant Date	33 1⁄3%
Third Anniversary of Grant Date	33 1⁄3%

; provided that all fractional shares, if any, will be rounded up and vest as whole shares upon the earlier vesting date(s). Notwithstanding the foregoing vesting schedule, if the Executive makes a timely election pursuant to Section 83(b) of the Code, the Executive will have a taxable event (“Taxable Event”) and the smallest number of whole Shares of Restricted Stock that is sufficient to satisfy the

Section 83(b) Tax Liability (as defined below), by reference to the fair market value of the Shares on the date of the Taxable Event, shall immediately vest and be issued, in certificate or book entry form, to the Executive. The number of Shares of Restricted Stock that vest on each of the first three anniversaries of the Grant Date shall be reduced proportionately by the number of Shares of Restricted Stock that vest in accordance with the immediately preceding sentence. The “Section 83(b) Tax Liability” means the amount of income and payroll tax withholding due in respect of any Shares of Restricted Stock, the grant date value of which the Executive elects to recognize as ordinary income pursuant to the Section 83(b) election.

(ii) Except as provided in this Agreement, there shall be no proportionate or partial vesting in the periods between the vesting dates and vesting shall occur only on each vesting date; provided that no termination of employment has occurred prior to such date.

(iii) When any Shares become vested, the Company shall promptly issue and deliver, unless the Company is using book entry, to the Executive a new stock certificate registered in the name of the Executive for such Shares without the legend set forth in Section 4 hereof and deliver to the Executive any related other RS Property, subject to applicable withholding.

(e) Forfeiture. Except as provided in this Section 3(e), the Executive shall forfeit to the Company, without compensation, any and all unvested Shares of Restricted Stock upon the Executive’s termination of employment for any reason. Additionally, in the event the Executive engages in Detrimental Activity prior to, or during the one year period after, any vesting of Restricted Stock, the Committee may direct that all unvested Restricted Stock shall be immediately forfeited to the Company and the Executive shall pay to the Company an amount equal to the Fair Market Value at the time of vesting of any Restricted Stock which had vested in the period referred to above.

(i) Death or Disability. If the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability, as such term is defined in the Executive’s Employment Agreement with the Company of even date herewith (the “Employment Agreement”), during any time while the Shares of Restricted Stock remain subject to restrictions on transfer, any unvested Shares of Restricted Stock shall vest immediately and the restrictions on transfer set forth in Section 2 of this Agreement shall lapse upon the Executive’s death or termination of employment by reason of Disability.

(ii) Involuntary Termination without Cause or Termination for Good Reason. If the Executive’s employment with the Company is terminated by the Company without “Cause” or by the Executive for “Good Reason”, as such terms are defined in the Executive’s Employment Agreement, or if the Company elects not to renew the Employment Agreement, in each case, during any time while the Shares of Restricted Stock remain subject to restriction on transfer, [For Make-Whole Awards: any unvested Shares of Restricted Stock shall vest immediately and the restrictions on transfer set forth in Section 2 of this Agreement shall lapse upon the Executive’s termination of employment] [For other time-vesting Awards: the number of Shares of Restricted Stock scheduled to vest within 24 months following the Executive’s termination of employment shall vest immediately and the restrictions on transfer set forth in Section 2 of this Agreement with respect to such number of Shares shall lapse upon the Executive’s termination of employment, and the remaining Shares of Restricted Stock shall be forfeited, without compensation, immediately upon the Executive’s termination of employment].

(f) In the event of a Change in Control, the Shares may be assumed, replaced or substituted by a successor corporation, which assumption or replacement shall be binding on the Executive. The provisions of Article XIII of the Plan shall apply to the Shares in the event of a Change in Control, as if granted thereunder.

(g) Withholding. The Executive shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable foreign, federal, state, provincial and local taxes that the Company is required to withhold at any time. In the absence of such arrangements, any withholding obligation may, if permitted by and as determined at the sole discretion of the Committee, be satisfied by delivery to the Company of shares of Common Stock issuable under this Agreement equal to the withholding obligation.

(h) Section 83(b). If the Executive properly elects (as permitted by Section 83(b) of the Code) within 30 days after the issuance of the Restricted Stock to include in gross income for federal income tax purposes in the year of issuance the fair market value of such Restricted Stock, the Executive shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the Restricted Stock. The Executive acknowledges that it is his or her sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if he or she elects to utilize such election.

(i) Delivery Delay. The delivery of any certificate representing the Restricted Stock or other RS Property may be postponed by the Company for such period as may be required for it to comply with any applicable foreign, federal, state or provincial securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the reasonable opinion of outside counsel for the Company, the issuance of such Shares shall constitute a violation by the Executive or the Company of any provisions of any applicable foreign, federal, state or provincial law or of any applicable regulations of any governmental authority or any national securities exchange on which the Shares are traded.

4. Legend. All certificates representing the Restricted Stock shall have endorsed thereon the following legends:

(a) “The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of a Restricted Stock Agreement entered into between the registered owner and the Company dated [            ]. Copies of the Restricted Stock Agreement are on file at the principal office of the Company.”

(b) Any legend required to be placed thereon by applicable blue sky laws of any state.

Notwithstanding the foregoing, in no event shall the Company be obligated to deliver a certificate representing the Restricted Stock prior to the vesting date(s) set forth above.

5. No Obligation to Continue Employment. This Agreement is not an agreement of employment. This Agreement does not guarantee that the Company or its subsidiaries or affiliates will employ or retain, or continue to, employ or retain the Executive for any period of time, nor does it modify in any respect the Company’s (or any Affiliate’s) right to terminate or modify the Executive’s employment or compensation.

6. Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Executive for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Executive, may in the name and stead of the Executive, make and execute all conveyances, assignments and transfers of the Restricted Stock, Shares and property provided for herein, and the Executive hereby ratifies and confirms all that the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Executive shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for the purpose.

7. Uncertificated Shares. Notwithstanding anything else herein, to the extent permitted under applicable foreign, federal, state or provincial law, the Company may issue the Shares in the form of uncertificated shares. Such uncertificated shares of Restricted Stock shall be credited to a book entry account maintained by the Company (or its designee) on behalf of the Executive. If thereafter certificates are issued with respect to the uncertificated shares of Restricted Stock, such issuance and delivery of certificates shall be in accordance with the applicable terms of this Agreement.

8. Rights as a Stockholder. The Executive shall have all rights of a stockholder with respect to any Shares covered by the Restricted Stock, except with respect to the right to transfer any Shares covered by the Restricted Stock during the Restriction Period or except as otherwise specifically provided for in this Agreement.

9. Amendment. The award of Restricted Stock pursuant to this Agreement is not intended to be considered “deferred compensation” for purposes of Section 409A of the Code. With respect to any dividends and other RS Property, however, this Agreement is intended to comply with the applicable requirements of Section 409A of the Code relating to “short-term deferrals” thereunder, and shall be limited, construed and interpreted in a manner so as to comply therewith. The parties mutually desire to avoid adverse tax consequences associated with the application of Section 409A of the Code to this Agreement, and agree to cooperate fully and take appropriate reasonable actions to avoid any such consequences under Section 409A of the Code, including delaying payments and reforming the form of the Agreement (maintaining, to the maximum extent reasonably possible, the original intent and economic benefit to the Executive and the Company of the applicable provisions) if such action would reduce or eliminate taxes and/or interest payable as a result of Section 409A.

10. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by regular United States mail, first class and prepaid, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

GNC Holdings, Inc.

300 Sixth Avenue

Pittsburgh, Pennsylvania 15222

Attention: Chief Legal Officer

If to the Executive, to the address on file with the Company.

11. Acceptance. The Executive must accept this award of Restricted Stock by executing this Agreement within a period of 60 days from the date the Executive receives this Agreement (or such other period as the Committee shall provide). In the event that the Restricted Stock is not accepted within such time period, this Agreement shall be null and void ab initio and this award of Restricted Stock shall not be valid.

12. Miscellaneous.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

(b) This Agreement shall be governed and construed in accordance with the laws of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

(c) This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

(d) The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(e) Executive understands and agrees that, notwithstanding any provisions in this Agreement, the Company may recover, or require reimbursement of, this grant of Shares and any proceeds from the sale of such Shares, shall be subject to any clawback policy adopted or implemented by the Company that is mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or otherwise required by an applicable law, from time to time.

13. U.S. Tax Consequences. Executive acknowledges that there will be tax consequences upon vesting of the Shares (or the earlier making of a Section 83(b) election) and upon disposition of the Shares, if any, and Executive should consult a tax adviser regarding Executive’s tax obligations prior to such vesting, election or disposition. Upon vesting of the Shares (or earlier Section 83(b) election), Executive will include in income the fair market value of the Shares. The included amount will be treated as ordinary income by Executive and will be subject to withholding by the Company when required by applicable law. Upon disposition of the Shares, any subsequent increase or decrease in value will be treated as short-term or long-term capital gain or loss, depending on whether the Shares are held for more than one year from the date of settlement. Executive should consult his or her personal tax adviser for more information on the actual and potential tax consequences of the Shares.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

GNC HOLDINGS, INC.

By:
Name: Kevin G. Nowe
Title: Senior Vice President, Chief Legal Officer

EXECUTIVE

By:
Name:

[Signature Page to Inducement Restricted Stock Agreement]